EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	WaLisa M. Davenport eXegenics Inc. (214) 358-2000

William Fiske (Information Agent) Georgeson Shareholder Communications Inc. Banks and Brokers: (212) 440-9800 All Others Call Toll-Free: (800) 964-0733

eXegenics ANNOUNCES INTENTION TO APPEAL POTENTIAL NASDAQ DELISTING

DALLAS, October 24, 2003 — eXegenics Inc. (Nasdaq: EXEG) announced today that it intends to appeal, under NASD Marketplace Rule 4820, a determination to delist its common stock. This appeal comes after eXegenics had received official notification from The Nasdaq Stock Market that it is not in compliance with the minimum $1.00 closing bid price per share requirement, as set forth in NASD Marketplace Rule 4310(c)(4), nor the requirement for a minimum of three independent members of the audit committee as set forth in NASD Marketplace Rule 4350(d)(2). Accordingly, eXegenics’ common stock is subject to delisting from The Nasdaq SmallCap Market effective October 29, 2003.

eXegenics is appealing the determination to delist its common stock by requesting a hearing under NASD Marketplace Rule 4820. eXegenics has been advised that the delisting will be stayed pending The Nasdaq Listing Qualifications Panel’s decision on the appeal.

There can be no assurance that the panel will grant eXegenics’ request for continued listing on The Nasdaq SmallCap Market. In the event the panel does not grant eXegenics’ request for continued listing on The Nasdaq SmallCap Market, eXegenics anticipates that its common stock will be eligible for immediate quotation on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers (OTCBB), under the symbol EXEG.OB.

The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter equity securities that are not listed on The Nasdaq Stock Market or a national securities exchange. OTCBB securities are traded by a community of registered market makers that enter quotes and trade reports through a computer network. Information regarding the OTCBB, including stock quotes, can be found at www.otcbb.com. Investors should contact their broker for further information about executing trades in eXegenics’ common stock on the OTCBB.

Safe Harbor

This release contains forward-looking statements. The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. eXegenics undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.